Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 7, 2012
Registration Statement Nos. 333-171922,
333-171922-01, 333-171922-03 and 333-171922-04

Ford Credit Floorplan Master Owner Trust (FORDF) 2012-1 & 2012-2

Joint Leads:	Barc, Citi, DB
Co-Mgrs:	BNP, CS, HSBC
Selling Group:	Cabrera, Loop

CL	$SIZE MM	WAL	MDY/S&P	LEGAL	BENCH	SPREAD	PRICE
12-1 A	$1350	1.92	Aaa/AAA	01/16	1mL	+47	100%
12-1 B	$61.765	1.92	Aa1/AA	01/16	1mL	+90	100%
12-1 C	$88.235	1.92	Aa3/A	01/16	1mL	+150	100%
12-1 D	$52.941	1.92	A3/BBB	01/16	1mL	+210	100%

CL	$SIZE MM	WAL	MDY/S&P	LEGAL	SPREAD	YIELD	COUP	PRICE
12-2 A	$650	4.92	Aaa/AAA	01/19	ISwaps+85	1.934%	1.92%	99.97069%
12-2 B	$29.739	4.92	Aa1/AA	01/19	ISwaps+125	2.334%	2.32%	99.98732%
12-2 C	$42.484	4.92	Aa3/A	01/19	ISwaps+180	2.884%	2.86%	99.96874%
12-2 D	$25.490	4.92	A3/BBB	01/19	ISwaps+245	3.534%	3.50%	99.96275%

AVAILABLE:	RED, FWP, ROADSHOW Presentation
TICKER:	FORDF 2012-1 / 2012-2
REGISTRATION:	PUBLIC
EXPECTED SETTLE:	02/15/12 FLAT
EXPECTED RATINGS:	MDY/S&P
FIRST PAY DATE:	03/15/12
ERISA ELIGIBLE:	YES
DENOMS:	$100K x $1K
BILL & DELIVER:	2YR: BARC
5YR: CITI

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.